UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM 8-K

                               CURRENT REPORT

 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

   Date of Report (Date of earliest event reported): September 15, 2004



                              BACH-HAUSER, INC.
          (Exact Name of Registrant as Specified in its Charter)


       Nevada                    000-26953                88-0390697
(State of incorporation)    (Commission File No.)       (IRS Employer
                                                      Identification No.)


                               1561 Highway 3
                           Caygua, Ontario  N0A 1E0
                   (Address of Principal Executive Offices)

      Registrant's Telephone Number, including area code: (905) 772-5738



        (Former Name or Former Address, if changed Since Last Report)




Item 5.03. Amendments to Articles of Incorporation

Effective September 15, 2004, we filed a Certificate of Change to our Articles of Incorporation Pursuant to NRS 78.209 decreasing our authorized shares of common stock from 250,000,000 to 41,666,667. The amendment was approved by the Board of Directors and did not require shareholder approval because the decrease in the authorized corresponds with the one-for-six reverse split described in Item 8.01 below.

A conformed copy of the Certificate of Change is attached to this Report as Exhibit 3.1.

Item 8.01. Other Events.

Effective at the opening of the market on September 15, 2004, we implemented a one-for-six reverse stock split of our common stock. The reverse stock split was approved by our board of directors. Pursuant to NRS 78.2055(1), no shareholder approval was required because we correspondingly decreased the number of authorized shares of our common stock by filing with the Nevada Secretary of State a Certificate of Change Pursuant to NRS 78.209.

Fractional interests will be eliminated by rounding to the next whole share. It will not be necessary for shareholders to exchange their existing stock certificates for new certificates.

The record date for the reverse split of our common stock is September 15, 2004. Prior to the reverse split, we had 135,656,013 shares outstanding; following this one-for-six reverse split, we will have approximately 22,634,392 shares outstanding.

Our common stock trades on the Pink Sheets. As a result of the reverse split the trading symbol of our common stock has been changed from BHUS to BHSR.

Item 9.01. Financial Statements and Exhibits.

(c)  Exhibits.

     3.1    Certificate of Change Pursuant to NRS 78.209.




                           SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   Date: September 15, 2004

                                   BACH-HAUSER, INC.


                                   By: /s/ Peter Preston
                                       Peter Preston, President